EXHIBIT 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:

InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins (mhopkins@lhai.com)
(510) 865-8800	(310) 691-7100	(212) 838-3777
www.insitevision.com	www.lhai.com	www.lhai.com

For Immediate Release

INSITE VISION REPORTS SECOND QUARTER FINANCIAL RESULTS

Company initiates patient enrollment in AzaSite Phase III program

Conference call to begin at 10:30 a.m. ET today

ALAMEDA, Calif. (August 11, 2004) – InSite Vision Incorporated (AMEX: ISV) – an ophthalmic therapeutics, diagnostics and drug-delivery company – today reported financial results for the three and six months ended June 30, 2004.

The net loss for the 2004 second quarter decreased to $1.5 million, or $0.04 per share, compared with a net loss of $1.9 million, or $0.08 per share, for the 2003 second quarter. For the six months ended June 30, 2004, the Company reported a net income of $901,000, or $0.02 per diluted share, compared with a net loss of $4.2 million, or $0.17 per share, for the six months ended June 30, 2003. Net income for the 2004 period reflects recognition of $4.6 million in deferred gain on the sale of assets from the Company’s ISV-403 drug candidate to Bausch & Lomb in December 2003.

Research and development (R&D) expenses for the second quarter of 2004 were $1.4 million, compared with $1.2 million for the second quarter of 2003. The increase in R&D expenses reflects preparations to begin the Phase 3 AzaSite™ clinical trials and an increase in personnel related expenses. R&D expenses for the six months ended June 30, 2004 decreased to $2.4 million, compared with $2.7 million for the first six months ended June 30, 2003. The decrease in R&D expenses reflects the continued effects of cost containment measures initiated in the second quarter of 2003, which were partially offset by the costs associated with the preparation for the start of the AzaSite Phase 3 clinical trials and increased personnel related expenses.

Selling, general and administrative (SG&A) expenses increased to $1.2 million for the 2004 second quarter from $593,000 for the 2003 second quarter. SG&A expenses for the six months ended June 30, 2004 were $1.8 million, compared with $1.4 million for the six months ended June 30, 2003. The increase in SG&A costs primarily reflects an increase in personnel related expenses and costs related to the annual meeting held in June 2004 including preparation and mailing of the proxy statement and other related materials for the meeting.

InSite Vision had cash and cash equivalents of $11.9 million at June 30, 2004, compared with cash and cash equivalents of $1.0 million at December 31, 2003. On June 15, 2004, the Company announced the completion of an equity financing that raised $16.5 million, before transaction fees and expenses.

“This is a very exciting time at InSite Vision as we have completed a financing and initiated patient enrollment into our AzaSite Phase 3 program, thus achieving important milestones in our progress to commercialize this product,” said S. Kumar Chandrasekaran, Ph.D., chief executive officer and chief financial officer of InSite Vision. “Our primary focus at InSite Vision is to move AzaSite as swiftly as possible through the regulatory process and ultimately to the projected billion-dollar market for ocular infection products in the U.S. We envision AzaSite to be the first of many ophthalmic drugs commercialized by InSite Vision.”

AzaSite Program Update

AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite®, InSite Vision’s patented drug-delivery vehicle offering the benefits of prolonged release of an active ingredient. This drug candidate represents the first ophthalmic application of azithromycin, which currently is used to treat a variety of bacterial infections. The DuraSite formulation permits prolonged antibiotic release and long residence time in the eye, which could allow for a low-dosing regimen. Data from InSite Vision’s Phase 2 trial, announced in September 2002, indicate safe and effective treatment of bacterial conjunctivitis with seven drops of AzaSite over a five day period.

In July 2004, InSite Vision initiated two Phase 3 trials with AzaSite with two clinical endpoints: clinical cure and microbiological eradication. The first Phase 3 trial is a multi-center vehicle-control study. Patients in one arm of the study will be dosed with a vehicle and patients in the other with InSite Vision’s 1% AzaSite formulation. This study is designed to include a total of 550 patients, of which 224 must be confirmed culture positive for acute bacterial conjunctivitis in at least one eye. The second Phase 3 trial is a multi-center active-control study to compare 0.3% of the antibiotic tobramycin versus InSite Vision’s 1% AzaSite drug. This study is designed to include approximately 775 patients, of which 310 must be confirmed culture-positive for acute bacterial conjunctivitis in one eye. Although there are always risks and potential delays in any clinical trial program, the Company currently expects to commercially launch AzaSite in the U.S. in 2006.

Conference Call

Dr. Chandrasekaran and Sandra Heine, senior director of finance, will host an investment-community conference call beginning at 10:30 a.m. Eastern Time today, August 11, 2004, to discuss these results and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (888) 803-7364 for domestic callers or (706) 634-1033 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), and entering reservation code 9228082.

The live conference call will also be available via the Internet on the investor relations section of the Company’s Web site at www.insitevision.com, and a recording of the call will be available on the Web site for 90 days following the completion of the call.

About InSite Vision

InSite Vision is an ophthalmic products company focused on ocular infections, glaucoma and retinal diseases. The Company’s lead product is AzaSite, which targets infections of the eye. In the area of glaucoma, the Company conducts genomic research using TIGR and other genes. A portion of this research has been incorporated into the Company’s OcuGene® glaucoma genetic test for disease management, as well as ISV-205, its novel glaucoma therapeutic. ISV-205 uses InSite Vision’s proprietary DuraSite® drug-delivery technology, which also is incorporated into the ocular infection product AzaSite. InSite Vision product candidates include an intra-scleral delivery system device, ISV-014, that allows for the controlled and minimally invasive delivery of ophthalmic drugs to the retina and other tissues in the posterior chamber of the eye. Additional information can be found at www.insitevision.com.

This press release may contain, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the timing of initiation and completion of current and future clinical trials, the success thereof, the potential commercialization of AzaSite and other product candidates, and the timing and success thereof. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to enroll and complete future clinical trials for AzaSite; the results of InSite Vision’s clinical trials, particularly for AzaSite; InSite Vision’s ability to commence, complete and file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for AzaSite and its other product candidates, and receive approval from the FDA for the commercialization of AzaSite and its other product candidates; InSite Vision’s ability to obtain additional financing when needed; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidtes, including its OcuGene glaucoma genetic test, AzaSite, ISV-205 and ISV-014; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property; and determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the 2003 fiscal year, as amended, and its quarterly report on Form 10-Q. Any projections in this release are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of this release. Actual events or results could differ materially and no reader of this release should assume that the information provided in this release today is still valid at any later date.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

[Tables to follow]

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2004 and 2003
(in thousands, except per share amounts; unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003

Revenues, net	$118	$1	$492	$5
Cost of goods	3	4	8	12
Operating expenses:
Research and development	1,445	1,230	2,351	2,669
Selling, general and administrative	1,249	593	1,805	1,426
Total	2,694	1,823	4,156	4,095

Loss from operations	(2,579)	(1,826)	(3,672)	(4,102)
Gain on sale of assets	1,154		4,616	—
Interest (expense) and other income, net	(35)	—	(43)	3

Net income (loss)	(1,460)	(1,826)	901	(4,099)
Non-cash preferred dividends	—	60	—	101

Net income (loss) applicable to
common stockholders	$(1,460)	$(1,886)	$901	$(4,200)

Net income (loss) per share applicable to common stockholders:
Basic	(0.04)	(0.08)	0.03	(0.17)

Diluted	(0.04)	(0.08)	0.02	(0.17)

Shares used to calculate net income (loss) per share:
Basic	40,450	25,137	35,651	25,135

Diluted	40,450	25,137	36,176	25,135

Condensed Consolidated Balance Sheets
At June 30, 2004 and December 31, 2003
(in thousands; unaudited)

	June 30,	December 31,
	2004	2003

Assets:
Cash and cash equivalents	$11,903	$1,045
Prepaid expenses and other assets	303	110
Property and equipment, net	134	249
Deferred Debt Issuance Cost	—	1

Total assets	$12,340	$1,405

Liabilities and stockholders' equity:
Current liabilities	$2,336	$7,589
Convertible note payable	—	16
Stockholders' equity (deficit)	10,004	(6,200)

Total liabilities and stockholders' equity (deficit)	$12,340	$1,405

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